Exhibit 99.1

                                   retailpro

ISLAND PACIFIC ANNOUNCES COMPLETION OF THE SALE OF ASSETS OF ITS IPMS DIVISION

LA JOLLA, CA, DECEMBER 28 2007 - Island Pacific, Inc., (Pink Sheets: IPIN.PK) (the "Company") today announced that on December 21, 2007, the Company completed the sale of its IPMS division, including the "Island Pacific" name and related trademarks, service marks, trade names and all goodwill associated with the name "Island Pacific", to 3Q Holdings Limited and certain of its subsidiaries (the "Buyer"). Pursuant to the terms of the Asset Purchase Agreement, as amended December 20, 2007, the total purchase price was $16 million, $3 million of which was provided through seller financing, resulting in a cash purchase price of $13 million. After adjustment for cash previously received by the Company, net cash received from Buyer at the closing totaled $10,872,642. As previously announced, a portion of the net proceeds from the sale were used to reduce the Company's outstanding senior secured indebtedness and convertible notes and the remainder will be used for working capital.

The Company also announced that it plans to change its name to Retail Pro, Inc., and request a change in its trading symbol to reflect the Company's focus on its flagship product, Retail Pro(R), in the near future.

Barry Schechter, CEO of the Company, stated, "After a detailed review of the company, its assets and the markets in which it conducted business, a strategic plan was developed in which the management team and Board of Directors determined that the future of the company is best served by concentrating all of its resources on developing and promoting the Retail Pro(R) division. Consequently, we decided to sell the Island Pacific (IPMS) division. With the sale of assets of the IPMS division behind us, and the launch of Retail Pro(R) Version 9 expected in early 2008, we are now able to focus all of our resources on our world class flagship product, Retail Pro(R). Retail Pro(R) is marketed and sold via a network of business partners in 73 countries, is available in 19 languages and has been localized to meet the needs of each market in which business is conducted. It is our intention to further invest in the product as well as in marketing and sales to increase penetration of markets in which we currently do business as well as open new markets. We believe that pursuing the rapidly expanding global market will significantly enhance shareholder value."

ABOUT THE COMPANY
Island Pacific, Inc./Retail Pro(R) is a global leader in retail Merchandising, Store Operations, Planning, and Multi-channel software solutions. For more than 20 years, the Company has developed a reputation for delivering high-quality, high-value, high-reliability software to the retail industry.

As a result, the Company is the definitive resource for scalable, flexible and affordable solutions for retailers around the world. The Company's software solutions manage billions of transactions annually for more than 9,000 retailers with more than 45,000 store locations in 73 countries, and 19 different languages. Retail Pro(R) is a highly scalable solution, meeting retailers' requirements from a single store to prestigious, multi-national enterprises.

Retail Pro(R) is delivered through a network of channel partners representing 73 countries as well as having company offices in the United States, United Kingdom, Australia, and China. For more information, please visit
www.retailpro.com.
------------------

                                       ###


P:00405955.2:07497.0013252 Holiday Court, Suite 226  |  La Jolla, CA 92027
|  Tel.858.550.3355  |  Fax 858.550.3356
                              www.IslandPacific.com

FORWARD LOOKING STATEMENTS
--------------------------


Certain statements contained in this news release regarding matters that are not historical facts, including the application of proceeds, our ability to further develop and promote the Retail Pro(R) product line, further penetrate and open global markets, growth opportunities, future financial and operational performance, and change of name and trading symbol, are forward-looking statements. These statements relate to future events or the Company's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Company's Form 10-K for the fiscal year ended March 31, 2007 and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.


TRADEMARKS
Retail Pro(R) and Synaro are registered trademarks of Island Pacific, Inc., and may not be used without expressed, written permission.


Investor Relations Contact:

Tricia Skoda
   Phone: 858.550.3351
   Email: tskoda@islandpacific.com
          ------------------------




P:00405955.2:07497.0013252 Holiday Court, Suite 226  |  La Jolla, CA 92027
|  Tel.858.550.3355  |  Fax 858.550.3356
                              www.IslandPacific.com